EXHIBIT 8.1

                                 HEDGER & HEDGER
                                ATTORNEYS AT LAW
                        1800 LINGLESTOWN ROAD, SUITE 206
                       HARRISBURG, PENNSYLVANIA 17110-3364
                            TELEPHONE (717) 238-1800
                            FACSIMILE (717) 238-1828

July 17, 1998
Derma Sciences, Inc.
214 Carnegie Center
Suite 100
Princeton, NJ 08540

Gentlemen:

We have acted as counsel to Derma Sciences, Inc., a Pennsylvania corporation ("Derma Sciences"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of July 7, 1998 by and among Derma Sciences, Derma Merging Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Derma Sciences ("Derma Merging"), and Genetic Laboratories Wound Care, Inc., a Minnesota corporation ("Genetic Labs") (the "Merger Agreement") and (ii) the preparation and filing of the Joint Proxy Statement-Prospectus filed with the Securities and Exchange Commission on July 17, 1998 (the "Joint Proxy Statement-Prospectus") under the Securities Exchange Act of 1934, as amended, and the preparation of a Registration Statement on Form S-4 (the "Registration Statement") of which the Joint Proxy Statement-Prospectus forms a part. Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement.

In the Merger, each issued and outstanding common share, par value $.01 per share, of Genetic Labs ("Genetic Labs Common Shares") (other than shares as to which dissenters' rights have been duly demanded under Minnesota law) will be converted into the right to receive 0.7 fully paid and nonassessable shares of Derma Sciences Common Stock with fractional interests to be rounded to the next higher number of whole shares of Derma Sciences Common Stock. In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of (i) the Joint Proxy Statement-Prospectus, (ii) the Merger Agreement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon these assumptions and subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of certain representations made by Derma Sciences, Derma Merging, Genetic Labs and certain Genetic Labs stockholders in connection with the issuance of our opinion, (iii) the furnishing to us of "affiliate letters" by certain shareholders of Genetic Labs in accordance with the Merger Agreement and the accuracy of the representations therein made, and (iv) the retention after the completion of the Merger of a significant continuing equity interest in Derma Sciences by the historic shareholders of Genetic Labs, we are of the opinion that the material U.S. federal income tax consequences of the Merger to Derma Sciences, Genetic Labs and holders of Genetic Labs Common Shares are as follows:

     1. The Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. As a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, the Merger will result in the following general federal income tax consequences:


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Derma Sciences, Inc.
July 17, 1998
Page 2


     A. Derma Sciences, Genetic Labs and Derma Merging will not recognize any gain or loss as a result of the Merger.

     B. No gain or loss will be recognized by holders of Genetic Labs Common Shares who exchange their Genetic Labs Common Shares for Derma Sciences Common Stock.

     C. Each holder's aggregate tax basis in the Derma Sciences Common Stock received in the Merger will equal his aggregate tax basis in the Genetic Labs Common Shares exchanged therefor.

     D. Provided that the Genetic Labs Common Shares are held as a capital asset at the Effective Time, the holding period of Derma Sciences Common Stock received in the Merger in exchange therefor will include the holding period of such Genetic Labs Common Shares.

We express no opinion as to whether the foregoing description addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to Derma Sciences, Genetic Labs or holders of Genetic Labs Common Shares. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences, other than as set forth in the Joint Proxy Statement-Prospectus under the heading "Certain Federal Income Tax Consequences of the Merger."

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any representation to no longer be true or correct.

This opinion is furnished solely for use in connection with the Merger, as described in the Merger Agreement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. Pursuant to the foregoing, we authorize Genetic Labs and its shareholders to rely upon this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Certain Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

HEDGER & HEDGER



/s/ Raymond C. Hedger, Jr.